UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report: December 21, 2011

Date of earliest event reported: December 19, 2011

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 19, 2011, Mr. Ryan Vero (“Mr. Vero”), former executive vice president and chief merchandising officer, entered into a waiver of claims and general release (the “Release”) with OfficeMax Incorporated (“OfficeMax”). The Release incorporates a letter provided to Mr. Vero that explains the impact of termination on his compensation and benefits (the “Letter”). The Release and Letter are included as Exhibits 99.1 and 99.2 hereto.

Pursuant to the Release, Mr. Vero will receive:

•	severance pay for a period of twelve months based upon Mr. Vero’s ending salary of $566,032,

•	any amounts due pursuant to OfficeMax’s long-term incentive and annual incentive programs, subject to the terms of those programs, and

•	continued health, dental and vision coverage at the associate rate for a twelve-month period.

In exchange for these benefits, Mr. Vero, on behalf of himself, and his spouse, heirs, executors, administrators, children, and assigns, releases OfficeMax and its affiliates, related organizations and employee benefit plans, and all of their respective officers, trustees, directors, associates, agents and shareholders and all of their successors and assigns, from and for all suits, causes of action, claims and demands, whether known or unknown, that Mr. Vero has or may have as of the date of the Release.

Mr. Vero has the right to revoke the Release within fifteen (15) days after execution. As a result, the Release does not go into effect until the revocation period has expired without a revocation by Mr. Vero.

Mr. Vero also agrees:

•	to return all property, records and information of OfficeMax,

•	to preserve the confidentiality of all confidential and proprietary information of OfficeMax and not to disparage OfficeMax in any way,

•

during the period benefits are provided under the Release, not to directly or indirectly, in conjunction with any other person or entity, solicit or attempt to solicit, for the purpose of selling or distributing products or services competitive with those sold or distributed by OfficeMax, any business-to-business customer of OfficeMax (not already a business to business customer of Mr. Vero’s new employer at the time of the solicitation) on or about which Mr. Vero or his subordinate called or acquired special knowledge in the last twelve (12) months of Mr. Vero’s employment with OfficeMax.

•

during the period benefits are provided under the Release, not to solicit, induce or attempt to induce any then-current associate of OfficeMax to leave its employ, or in any way interfere with the relationship between OfficeMax and its associates.

•

during the period benefits are provided under the Release, not to directly or indirectly, in a role having any responsibility similar to the Core Responsibilities (defined below) which Mr. Vero had with OfficeMax, be employed by, provide services for or on behalf of, or consult with:

•	Staples, Office Depot, W.B. Mason, FedEx/Kinko’s, Best Buy, United Stationers, S.P. Richards, Radio Shack or Amazon,

•

any supplier from which OfficeMax purchased or obtained, whether directly or indirectly, office supplies, office furniture, technology-related products or computer consumables, print and document services, or related office products and services from which OfficeMax made in excess of $25 million in net purchases during the last twelve (12) months of Mr. Vero’s employment with OfficeMax, or

•

any business or person for whom greater than 35% of its revenues in any country in which OfficeMax operates are comprised of the direct sale or distribution, whether wholesale or retail, of office supplies, janitorial/sanitation products for use in an office environment, office furniture, technology-related office products and/or computer consumables, managed print services, print and document services, and related office products or services.

•	These limitations apply in North America, Taiwan, China, Australia and New Zealand.

•	Mr. Vero’s “Core Responsibilities” include:

•

managing the merchandising team, which included responsibility for the selection of products for retail stores and assortment selection for business to business sales, full planning of sell-through for the retail business, and responsibility for the overall retail profit and loss statement;

•	managing the marketing team, which included responsibility for marketing of OfficeMax retail stores and business to business sales and overall management of the OfficeMax brand worldwide;

•	managing the global sourcing team responsible for sourcing products for OfficeMax and its subsidiaries and affiliates globally; and,

•	managing e-commerce.

If a court determines that Mr. Vero has failed to comply with his agreements, set forth above, OfficeMax’s obligations under the Release terminate and Mr. Vero will pay OfficeMax for its costs in connection with establishing such a failure and any other damages and injunctive relief awarded.

The Release does not limit or affect the validity or enforceability of any other agreement between Mr. Vero and OfficeMax relating to cooperation, confidentiality, non-competition, non-solicitation of customers, or non-solicitation of associates, to the extent that such other agreements are more protective of OfficeMax’s interests.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Release and the Letter, included as exhibits hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Waiver of Claims and General Release dated December 19, 2011 between Mr. Vero and OfficeMax Incorporated

Exhibit 99.2	Letter to Mr. Vero dated November 4, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2011

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel

EXHIBIT INDEX

Number	Description

Exhibit 99.1	Waiver of Claims and General Release dated December 19, 2011 between Mr. Vero and OfficeMax Incorporated

Exhibit 99.2	Letter to Mr. Vero dated November 4, 2011